Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is entered into by Neil Dial and Power-One, Inc. (“Power-One”).

1.                                       Termination of Employment. Mr. Dial’s employment with Power-One will terminate effective June 29, 2012 (the “Separation Date”).

2.                                       Final Wages, Vacation Pay. On the Separation Date, Power-One will pay the following to Mr. Dial:

(a)                                  All wages or salary earned and unpaid through Friday, June 29, 2012; and

(b)                                 Accrued, unused vacation, if any, as of the Separation Date.

Mr. Dial will receive the amounts described in (a) and (b) above whether or not Mr. Dial releases any claims he has or may have against Power-One. Payment of these sums will be subject to appropriate deductions and withholdings.

3.                                       Separation Payment. On the Separation Date, Mr. Dial will be presented with a release of claims agreement (the “Release of Claims”). On the eighth day following the execution and return of the Release of Claims by Mr. Dial (or on the next business day, if the eighth day is a weekend day or a holiday), and provided that Mr. Dial has not exercised his right to revoke the Release of Claims, Power-One will pay to Mr. Dial the gross sum of $187,500 (representing 26 weeks of base compensation), less appropriate payroll tax deductions and withholdings. In addition, the Company will pay a lump-sum of $15,000 to Mr. Dial, which Mr. Dial may use to purchase outplacement services or similar services at his own discretion. This amount will be paid through Power-One’s regular payroll system

4.                                       Benefits. Power-One acknowledges that at his own expense, Mr. Dial is eligible to elect continuation of his current medical, dental and vision benefit coverages under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms, regardless of whether he enters into a Release of Claims. Mr. Dial’s rights and responsibilities under the benefit plans and programs offered by Power-One to its employees are subject to applicable law and the terms of the plan documents, as they apply to terminated employees. Upon execution and non-revocation of the Release of Claims, the COBRA monthly premiums for Medical, Dental, and Vision will be paid by Power-One for a period of 12 months (July 2012 thru June 2013), or until such time as Mr. Dial is employed by a Company that offers health care benefits, as outlined in separate COBRA rights information provided to Mr. Dial by IGOE. Thereafter, Mr. Dial will be responsible for COBRA monthly premiums if he elects to continue coverage. Mr. Dial is eligible to continue participation in the Executive Medical Reimbursement plan through December 2012, maximum reimbursement allowance not to exceed $10,000USD.

Mr. Dial acknowledges that after the Separation Date he is not entitled to participate in any other Power-One benefit plan, including incentive and bonus plans, and he further acknowledges that he will not accrue further benefits under any plan or program, including allowances of any type and accruals of paid time off. After the Separation Date, Mr. Dial will be ineligible to contribute to any Power-One retirement plan, such as the 401K plan.

5.                                       Stock Option Exercise Period and Vesting of Stock Options, Restricted Stock Units (RSU) and Performance Stock Units (PSU). RSU’s that vest prior to the Separation Date represent stock owned by Mr. Dial, which he may retain or sell at his discretion. Upon execution and non-revocation of a Release of Claims, Mr. Dial will be granted 6 months (July 2012 through December 2012) to exercise any stock options vested as of his Separation Date, in accordance with the amended and restated 2004 Stock Incentive Plan. Any stock option and RSU awards that have not vested as of Mr. Dial’s Separation Date, and Mr. Dial’s PSU award, will terminate and be forfeited on the Separation Date.

6.                                       Acknowledgement of Consideration. Mr. Dial acknowledges that he is not entitled to the payments set forth in Paragraph 3 above, the payment of his COBRA premiums by Power-One for one year, or the additional three months extension of time to exercise his stock options (collectively the “Separation Benefits”), and that he has been offered the Separation Benefits in return for execution and non-revocation of the Release of Claims. Mr. Dial acknowledges that separate and apart from the Release of Claims, he is entitled only to (i) the monies described in paragraph 2 of this Agreement, and (ii) COBRA coverage in accordance with COBRA, as amended, at his own expense

7.                                       Return of Property and Documents. On or before the Separation Date, Mr. Dial will return to Power-One all property, including but not limited to his laptop computer, cell phone, office keys and American Express credit card, and any documents, electronic information and materials of Power-One, including any copies thereof, that are in his possession. On or before the Separation, Mr. Dial shall reconcile and submit for approval any outstanding American Express bills. Mr. Dial agrees to provide any passwords, access codes or other information necessary for Power-One to access files and records created and maintained by him during his term of employment with Power-One. Mr. Dial further agrees that on or before the Separation Date he will prepare a list of the dates, times and places of any scheduled meetings and open projects with Power-One Inc. and its strategic business units, and that he will provide the list, and any relevant detail and information about the meetings and projects to Human Resources.

8.                                       No Admissions. Nothing contained herein is an admission of wrongdoing or liability by either party to this Agreement.

9.                                       Entire Agreement, California Law. This Separation Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes and controls over all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter of this Separation Agreement, except as set forth herein. This Separation Agreement may be amended or modified only in writing. This Separation Agreement is governed by California law.

10.                                 Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Separation Agreement will not affect the validity or enforceability of the other provisions or portions of this Separation Agreement. Should any provision or portion of this Separation Agreement be declared invalid or unenforceable, the remaining provisions of this Separation Agreement shall remain in full force and effect.

Dated: May 21, 2012	/s/ Neil Dial
Neil Dial

Dated: May 21, 2012	POWER-ONE, INC.

/s/ Alex Levran
	By:	Alex Levran
President, Renewable Energy Solutions